Exhibit 10.15

Party A: Sanhe Xiangtian Electric Engineering Co., Ltd.

Party B: Shandong Thaidai Photovoltaic Technology Co., Ltd.

After agreement from both parties, according to the PRC common law enforced agreement signed by Sanhe Xiangtian Electric Engineering on March 10 th , 2014, supplement terms are added to the Haide Group 10MW distributed photovoltaic project.

Contract volume and price

According to the construction progress assessed by Haide Group, the original 10MW will be amended to 8.5MW. 5.988MW has now been completed, leaving the 2.512MW volume pending to be completed. Description as below:

Name: Battery board

Style: P250

Unit price: 6.651

Quantity: 10048

Total: RMB16,707,312

Obligation:

Ni Baofeng will be a guarantor to this supplement contract, who will share the joint liability with the two parties.Ni Baofeng promises not to pay party B with the money received from party A unless have the permission of party A, or he will bear the whole losses of party A (if any).

Payment method:

After the signing of this supplement contract, party A shall be required to pay party B RMB3,000,000 within three working days. Party B shall perform installation within two working days after receiving the first payment.

Party A shall be required to pay the guarantor Ni baofung RMB10,000,000 for temporary custody. Party B shall issue a full amount invoice to party A within three working days after Ni baofung received the RMB10,000,000 custody fee, otherwise terminating the contract.

Party A agreed to pay another RMB6,000,000 to Ni baofung on or before February 5, 2015, otherwise terminating the contract.

The remaining contract fee shall be cleared before April 1, 2015, after party B has completed all the construction listed in the contract (besides the deposit of RMB2,800,000).

Contract signed date: January 4, 2015.